Exhibit 99.1

News Release
Sunoco Logistics Partners L.P.
1818 Market Street
Philadelphia, PA 19103

For further information contact:	For release: Immediately
Jeffrey Shields (media) 215-977-6056
Peter Gvazdauskas (investors) 215-977-6322
SUNOCO LOGISTICS REPORTS RECORD EARNINGS FOR THE SECOND QUARTER 2013 AND THIRD CONSECUTIVE 5 PERCENT QUARTERLY DISTRIBUTION INCREASE
PHILADELPHIA, August 7, 2013 – Sunoco Logistics Partners L.P. (NYSE: SXL) (the “Partnership”) today announced its results for the second quarter ended June 30, 2013. Adjusted EBITDA for the three months ended June 30, 2013 increased $26 million to $244 million compared to the second quarter 2012. Net income attributable to partners for the second quarter 2013 was $143 million ($1.08 per limited partner unit diluted), compared with $152 million ($1.28 per limited partner unit diluted) for the second quarter 2012. Additional highlights include:

•	Distributable cash flow of $184 million for the second quarter 2013

•	Twenty-eight percent distribution increase compared to the second quarter 2012

•	Ended the quarter with a Debt to Adjusted EBITDA ratio of 2.4x

•	Completed a successful open season for the Eaglebine Express crude oil pipeline project

•	Commenced an open season for the Granite Wash Extension crude oil pipeline project

“The second quarter was another excellent quarter as we reached new highs in quarterly EBITDA,” said Michael J. Hennigan, president and chief executive officer. “While market conditions remained relatively strong, the start-up of our crude projects increased our ratable earnings. We are pleased that our Longview Access project as well as the initial phase of our Permian Express 1 project commenced operations as scheduled in the second quarter. In addition, Permian Express 1 is expected to reach its full capacity by the end of 2013 or early 2014. These fee-based projects will generate ratable, long-term cash flow and help offset softening market conditions in our crude oil acquisition and marketing business.”

Hennigan added, “On the NGL side, we have begun filling our Mariner West pipeline with ethane as we are starting to convert that refined products system into ethane service to Sarnia.”

Regarding recently announced crude pipeline open seasons, Hennigan said, “We are happy to announce a successful Open Season for our Eaglebine Express pipeline. This pipeline will have the ability to help producers in the Eagleford and Woodbine Texas shale regions deliver their crude oil to our Nederland terminal on the Gulf Coast. We are also pleased to announce we have launched an Open Season for our Granite Wash Extension pipeline. This project will give Granite Wash shale producers in Texas and Oklahoma the ability to reach multiple markets and refineries in Texas, Oklahoma, the Mid-Continent and along the Gulf Coast.”

DETAILS OF SECOND QUARTER SEGMENT ADJUSTED EBITDA

	Three Months Ended June 30,
	2013	2012	Variance
	(in millions)
Crude Oil Pipelines	$88	$70	$18
Crude Oil Acquisition and Marketing	70	57	13
Terminal Facilities	70	74	(4)
Refined Products Pipelines	16	17	(1)
Adjusted earnings before interest, taxes, depreciation and amortization expense (“Adjusted EBITDA”) (1)	$244	$218	$26

(1)
The Partnership’s definition of Adjusted EBITDA was revised beginning in the fourth quarter 2012. Prior period results have been recast to conform to the current presentation. For a detailed definition of the components included within Adjusted EBITDA, see the Non-GAAP Financial Measures table for a reconciliation to the applicable generally accepted accounting principle (“GAAP”) metric.

Crude Oil Pipelines
Adjusted EBITDA for the Crude Oil Pipelines segment increased $18 million due primarily to higher throughput volumes largely attributable to expansion projects which began operating during the second quarter of 2013 and strong demand for West Texas crude oil. These improvements were partially offset by higher operating expenses which included lower pipeline operating gains, increased utility expenses, higher maintenance costs and property tax increases.
Crude Oil Acquisition and Marketing
Adjusted EBITDA for the Crude Oil Acquisition and Marketing segment increased $13 million primarily as a result of expanded crude oil volumes and margins which were the result of expansion in our crude oil trucking fleet and market related opportunities in West Texas.
Terminal Facilities
Adjusted EBITDA for the Terminal Facilities segment decreased $4 million. Results for the second quarter 2012 included a $10 million non-recurring gain due to the reversal of regulatory obligations that were recorded in 2011. Excluding this item, Adjusted EBITDA increased $6 million due primarily to improved results from the Partnership's Eagle Point and Nederland terminals and increased operating results from the Partnership's refined products acquisition and marketing activities. Partially offsetting these improvements were volume reductions at the Partnership's refined products terminals and higher selling, general and administrative expenses.
Refined Products Pipelines
Adjusted EBITDA for the Refined Products Pipelines segment decreased $1 million and was attributable to lower pipeline operating gains and higher integrity management and environmental remediation costs. These factors were largely offset by higher contributions from the Partnership's joint-venture interests.
Financing Update
Net interest expense decreased $4 million to $17 million for the second quarter 2013 compared to the prior year period. The current period includes $6 million related to the non-cash amortization of the fair value adjustments recorded on the Partnership’s long-term debt. Excluding this amount, net interest expense increased $2 million compared to the prior year period. Higher interest expense associated with the Partnership’s $700 million senior notes offering in January 2013 was largely offset by higher capitalized interest associated with the Partnership’s expansion capital program. At June 30, 2013, the Partnership’s total debt balance was $2.18 billion, excluding $131 million of unamortized fair value adjustments.

CAPITAL EXPENDITURES

	Six Months Ended June 30,
	2013	2012
	(in millions)
Maintenance capital expenditures	$22	$18
Expansion capital expenditures	310	116
Major acquisitions	60	—
Total	$392	$134
The Partnership’s expansion capital spending for the six months ended June 30, 2013 included projects to: invest in the Partnership’s crude oil infrastructure by increasing its pipeline capabilities through previously announced expansion capital projects in West Texas; expand upon refined products acquisition and marketing services; upgrade the service capabilities at the Eagle Point and Nederland terminals; and invest in the previously announced Mariner and Allegheny Access projects. Major acquisitions for the six months ended June 30, 2013 included the Partnership's acquisition of the Marcus Hook Facility from Sunoco for $60 million. The Partnership expects to invest approximately $700 million in expansion capital during 2013, excluding major acquisitions, which will be funded by the $700 million senior notes offering in January 2013. Maintenance capital spending is estimated to be approximately $65 million in 2013.

INVESTOR CALL
The Partnership will host a conference call regarding second quarter results on Thursday, August 8, 2013 at 8:30am ET (7:30am CT). Those wishing to listen can access the call by dialing (USA toll free) 1-800-369-2171; International (USA toll) 1-517-308-9315 and request “Sunoco Logistics Partners Earnings Call, Conference Code: Sunoco Logistics.” This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Audio replays of the conference call will be available for two weeks after the conference call beginning approximately two hours following the completion of the call. To access the replay, dial 1-800-406-7489. International callers should dial 1-203-369-3273.
ABOUT SUNOCO LOGISTICS
Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership that owns and operates a logistics business consisting of a geographically diverse portfolio of complementary crude oil and refined products pipeline, terminalling, and acquisition and marketing assets. SXL’s general partner is a consolidated subsidiary of Energy Transfer Partners, L.P. (NYSE: ETP). For more information, visit the Sunoco Logistics Partners L.P. web site at www.sunocologistics.com.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of distributions by Sunoco Logistics Partners L.P. to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, distributions by Sunoco Logistics Partners L.P. to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.
Portions of this document constitute forward-looking statements as defined by federal law. Although Sunoco Logistics Partners L.P. believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2013, and in the Partnership’s subsequent Form 10-Q and Form 8-K filings. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

Sunoco Logistics Partners L.P.
Financial Highlights
(unaudited)

	Three Months Ended June 30,
	2013	2012	Variance
	(in millions, except units and per unit amounts)
Income Statement:
Sales and other operating revenue	$4,311	$3,313	$998
Gain on divestments and related matters	—	—	—
Total revenues	4,311	3,313	998
Cost of products sold	4,023	3,062	961
Operating expenses	25	27	(2)
Selling, general and administrative expenses	34	30	4
Depreciation and amortization expense	64	25	39
Impairment charge and related matters	—	(10)	10
Total costs and expenses	4,146	3,134	1,012
Operating Income	165	179	(14)
Interest cost and debt expense, net	(23)	(23)	—
Capitalized interest	6	2	4
Other income	7	5	2
Income Before Provision for Income Taxes	155	163	(8)
Provision for income taxes	(9)	(8)	(1)
Net Income	146	155	(9)
Less: Net Income attributable to noncontrolling interests	(3)	(3)	—
Net Income attributable to Partners	$143	$152	$(9)

Calculation of Limited Partners’ interest:
Net Income attributable to Partners	$143	$152	$(9)
Less: General Partner’s interest	(30)	(19)	(11)
Limited Partners’ interest in Net Income (1)	$113	$133	$(20)

Net Income per Limited Partner unit:
Basic	$1.09	$1.29

Diluted	$1.08	$1.28

Weighted Average Limited Partners’ units outstanding:
Basic	103.8	103.5

Diluted	104.3	103.9

(1)	Includes interest in net income attributable to Class A units, which were converted to common units in July 2012.

Sunoco Logistics Partners L.P.
Financial Highlights
(unaudited)

	Six Months Ended June 30,
	2013	2012	Variance
	(in millions, except units and per unit amounts)
Income Statement:
Sales and other operating revenue	$7,823	$6,714	$1,109
Gain on divestments and related matters	—	11	(11)
Total revenues	7,823	6,725	1,098
Cost of products sold	7,247	6,256	991
Operating expenses	51	58	(7)
Selling, general and administrative expenses	67	56	11
Depreciation and amortization expense	128	50	78
Impairment charge and related matters	—	(1)	1
Total costs and expenses	7,493	6,419	1,074
Operating Income	330	306	24
Interest cost and debt expense, net	(47)	(49)	2
Capitalized interest	11	4	7
Other income	9	7	2
Income Before Provision for Income Taxes	303	268	35
Provision for income taxes	(15)	(16)	1
Net Income	288	252	36
Less: Net Income attributable to noncontrolling interests	(5)	(5)	—
Net Income attributable to Partners	$283	$247	$36

Calculation of Limited Partners’ interest:
Net Income attributable to Partners	$283	$247	$36
Less: General Partner’s interest	(57)	(34)	(23)
Limited Partners’ interest in Net Income (1)	$226	$213	$13

Net Income per Limited Partner unit:
Basic	$2.18	$2.06

Diluted	$2.17	$2.05

Weighted Average Limited Partners’ units outstanding:
Basic	103.8	103.5

Diluted	104.2	103.9

(1)	Includes interest in net income attributable to Class A units, which were converted to common units in July 2012.

Sunoco Logistics Partners L.P.
Financial Highlights
(unaudited)

	June 30, 2013	December 31, 2012
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$2	$3

Advances to affiliated companies	$415	$56

Revolving credit facilities (1)	$35	$139
Senior Notes, net	2,150	1,450
Unamortized fair value adjustments, net (2)	131	143
Total Debt	$2,316	$1,732

Sunoco Logistics Partners L.P. Partners’ equity	$6,202	$6,072
Noncontrolling interests	125	123
Total Equity	$6,327	$6,195

Debt to Adjusted EBITDA Ratio:
Total Debt	$2,316
Less: Unamortized fair value adjustments, net (2)	(131)
	$2,185

Adjusted EBITDA (Twelve months ended June 30, 2013)	903
Debt to Adjusted EBITDA Ratio	2.4x

(1)	As of June 30, 2013, the Partnership had available borrowing capacity of $550 million under its revolving credit facilities.

(2)
In connection with the application of push-down accounting, the Partnership’s senior notes were adjusted to fair value upon the closing of the acquisition of the Partnership’s general partner by Energy Transfer Partners, L.P. on October 5, 2012. At June 30, 2013, there was $131 million of unamortized fair value adjustments remaining. Interest expense for the three and six months ended June 30, 2013 is net of $6 and $12 million, respectively, of amortization of the fair value adjustments.

Sunoco Logistics Partners L.P.
Financial and Operating Statistics
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(in millions)
Sales and other operating revenue
Crude Oil Pipelines	$122	$100	$217	$180
Crude Oil Acquisition and Marketing	4,047	3,056	7,306	6,248
Terminal Facilities	176	170	359	305
Refined Products Pipelines	32	32	62	63
Intersegment eliminations	(66)	(45)	(121)	(82)
Total sales and other operating revenue	$4,311	$3,313	$7,823	$6,714

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(in millions)
Adjusted EBITDA
Crude Oil Pipelines	$88	$70	$149	$130
Crude Oil Acquisition and Marketing	70	57	182	104
Terminal Facilities	70	74	124	121
Refined Products Pipelines	16	17	25	32
Total Adjusted EBITDA	$244	$218	$480	$387

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating Highlights

Crude Oil Pipelines:
Pipeline throughput (thousands of bpd)	1,890	1,571	1,737	1,519
Pipeline revenue per barrel (cents)	70.8	70.0	69.1	65.0

Crude Oil Acquisition and Marketing:
Crude oil purchases (thousands of bpd)	796	700	773	665
Gross profit per barrel purchased (cents) (1)	101.8	97.1	135.6	93.5
Average crude oil price (per barrel)	$94.23	$93.50	$94.28	$98.22

Terminal Facilities:
Terminal throughput (thousands of bpd):
Refined products terminals	454	515	434	501
Nederland terminal	932	690	891	694
Refinery terminals	444	345	385	364

Refined Products Pipelines: (2)
Pipeline throughput (thousands of bpd)	599	591	560	559
Pipeline revenue per barrel (cents)	59.1	59.5	60.8	62.2

Sunoco Logistics Partners L.P.
Financial and Operating Statistics Notes
(unaudited)

(1)	Represents total segment sales and other operating revenue less cost of products sold and operating expenses divided by total crude oil purchases.

(2)	Excludes amounts attributable to equity interests which are not consolidated.

Sunoco Logistics Partners L.P.
Non-GAAP Financial Measures
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(in millions)
Net Income	$146	$155	$288	$252
Interest expense, net	17	21	36	45
Depreciation and amortization expense	64	25	128	50
Impairment charge (1)	—	—	—	9
Provision for income taxes	9	8	15	16
Non-cash compensation expense	2	2	6	5
Unrealized (gains) losses on commodity risk management activities	(1)	3	(4)	3
Amortization of excess joint venture investment	1	—	1	—
Proportionate share of unconsolidated affiliates’ interest, depreciation and provision for income taxes	6	4	10	7
Adjusted EBITDA (2)	244	218	480	387
Interest expense, net	(17)	(21)	(36)	(45)
Provision for income taxes	(9)	(8)	(15)	(16)
Amortization of fair value adjustments on long-term debt	(6)	—	(12)	—
Distributions versus Adjusted EBITDA of unconsolidated affiliates	(8)	(6)	(11)	(9)
Maintenance capital expenditures	(18)	(11)	(22)	(18)
Distributable cash flow attributable to noncontrolling interests	(5)	(3)	(8)	(6)
Contributions attributable to acquisition from affiliate	3	—	3	—
Distributable cash flow (2)	$184	$169	$379	$293

(1)
In the first quarter 2012, the Partnership recognized a non-cash impairment charge related to a cancelled software project for the crude oil acquisition and marketing business and a refined products pipeline project in Texas.

(2)
Management of the Partnership believes Adjusted EBITDA and Distributable cash flow information enhances an investor’s understanding of a business’s ability to generate cash for payment of distributions and other purposes. Adjusted EBITDA and Distributable cash flow do not represent and should not be considered an alternative to net income or cash flows from operating activities as determined under United States GAAP and may not be comparable to other similarly titled measures of other businesses. Historical amounts presented have been recast to conform to current period presentation.